EXHIBIT 11

                         GALACTICOMM TECHNOLOGIES, INC.

                         COMPUTATION OF PER SHARE LOSS

                          Year Ended December 31, 1996

PRIMARY

   Weighted average common shares outstanding, exclusive
     of issuances within twelve months prior to the IPO          $ 1,626,075
   Common shares and equivalents issued within 12 months
     prior to the IPO assumed to be outstanding for the entire
     period                                                      $ 1,259,198
                                                                 -----------
   Weighted average common shares outstanding at end of
     year                                                          2,885,273
                                                                 ===========

   Net loss                                                       (1,041,268)
                                                                 ===========

   Net loss per share                                            $     (0.36)